ARTICLES OF AMENDMENT



1.       The name of the corporation is Dostuk Holdings, Inc.

2. Article FIRST is amended as follows: The name of the corporation shall be Face Print Global Solutions, Inc.

3. The amendment was adopted on March 30, 2003 by the shareholders acting by consent action under Section 17-16-704.

4. The designation, number of outstanding shares, number of votes entitled to case by each voting group entitled to vote separately on the amendment: 4,000,000 shares of common stock, the only class of stock outstanding; and the number of votes of each voting group indisputably represented at the meeting: 5,940,000 shares of common stock.

5. The number of votes cast FOR the amendment by the holders of common stock was 5,940,000 and the number of votes cast AGAINST was zero.

6. The number of votes cast FOR the amendment by the holders of common stock was sufficient for approval by that voting group.

7. Written notice of the amendment was given to non-consenting stockholders at least ten days before the filing of these Articles of Amendment.


March 30, 2003                              Signed:

                                            Name:             Jehu Hand
                                            Title:            President


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